EXHIBIT C
                            SHARE PURCHASE AGREEMENT

     SHARE PURCHASE AGREEMENT (the "Agreement"), dated as of June 17, 2009 by and among The Malcolm I. Glazer Family Limited Partnership, a Nevada limited partnership (the "Family LP"), Malcolm I. Glazer, Avram A. Glazer, and Linda Glazer (each such person and the Family LP, a "Seller" and together the "Sellers"), and Harbinger Capital Partners Master Fund I, Ltd., Global Opportunities Breakaway Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (each, an "Investor" and together the "Investors").

                                    RECITALS:

         The Sellers own the number of shares of common stock, par value $0.01 per share ("Company Shares"), of Zapata Corporation, a Nevada corporation (the "Company") set forth on Schedule I, which shares constitute approximately 51.300% of the issued and outstanding Company Shares.

         The Sellers own the number of shares of common stock, par value $0.01 per share ("Zap.com Shares"), of Zap.com Corporation, a Nevada corporation ("Zap.com") set forth on Schedule I, which shares constitute approximately 1.5% of the issued and outstanding Zap.com Shares.

         The Investors desire to purchase, and the Sellers desire to sell, upon the terms and conditions set forth herein, all of the Company Shares and all of the Zap.Com Shares owned by the Sellers.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE OF SHARES

         Section 1.1 Purchase and Sale of Shares. Subject to the satisfaction of the conditions set forth in Sections 5.1 and 5.2 (or the waiver thereof by the party entitled to waive that condition), the Sellers shall sell to the Investors, and the Investors shall purchase from the Sellers on the Closing Date (as defined below), the Company Shares and the Zap.com Shares set forth opposite each Seller's name on Schedule I (the "Closing").

         Section 1.2 Purchase Price. The purchase price for the Company Shares shall be $7.50 per Company Share and the purchase price for the all of the Zap.com Shares shall be $2.00 in the aggregate (the "Purchase Price"). At the Closing, each Investor shall pay the portion of the Purchase Price set forth opposite such Investor's name on Schedule II and immediately following the Closing shall be the owner and holder of record of the number of Company Shares and Zap.com Shares set forth opposite each Investor's name on Schedule II.

         Section 1.3 Form of Payment. At the Closing, in exchange for the Company Shares and Zap.com Shares set forth on Schedule I, each Investor shall pay the portion of the Purchase Price opposite its name on Schedule II to the Sellers in the amount set forth opposite each Seller's name on Schedule I by wire transfer of immediately available funds into the account or accounts designated on Schedule I.

                                    ARTICLE 2
                                     CLOSING

         Section 2.1 Closing Date. The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., New York City Time, at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022 (or at such other time or place as the parties may designate in writing) on that date that is two business days following the satisfaction or waiver of each condition to the Closing set forth in Sections 5.1 and 5.2 (other than those conditions that may be satisfied only by a delivery at or action to be taken at the Closing).

         Section 2.2 Items To Be Delivered by the Sellers. At the Closing, and subject to the terms and conditions contained herein, the Sellers shall deliver
(i) to the Investors one or more share certificates representing the Company Shares and Zap.com Shares to be purchased and sold hereunder, which are held in certificated form, in each case accompanied by a duly endorsed stock power in blank or other appropriate instrument of transfer (duly endorsed and otherwise in form sufficient for transfer and reasonably satisfactory to each Investor) and (ii) cause to be issued to the Investors confirmation of book entry transfer of such Company Shares and Zap.com Shares as are held for any Seller's benefit in a Depository Trust Company account into such Depository Trust Company as may be designated by the Investors, as well as deliver each of the other items described in Section 5.1.

         Section 2.3 Items to be Delivered by the Investors. At the Closing, and subject to the terms and conditions contained herein, each Investor shall deliver to the Sellers the Purchase Price set forth opposite such Investor's name on Schedule II, and each of the other items described in Section 5.2.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Family LP hereby represents and warrants to the Investors, and each Seller, individually as to itself and not jointly, hereby represents and warrants to the Investors, each as of the date hereof and the Closing Date, as follows:

         Section 3.1 Ownership of Company Shares and Zap.com Shares. Each Seller is the sole record and beneficial owner of, and has marketable valid title to the Company Shares and Zap.com Shares set forth opposite such Seller's name on
Schedule I and all such Company Shares and Zap.com Shares are held free and clear of any and all claims, liens, security interests and other encumbrances of any nature and free and clear of any claim by any person to or against such shares (together, "Encumbrances"), other than the Encumbrance of the Shareholders' Agreement dated as of May 30, 1997 (as amended, the "Shareholders' Agreement), by Malcolm I. Glazer and Family LP in favor of the Company. A true and complete copy of the Shareholders' Agreement has been made available to the Investors. The Company Shares and Zap.com Shares constitute all of the shares of capital stock of the Company and Zap.com owned by any Seller. After giving effect to the transactions contemplated hereunder, no Seller has any options, warrants or other rights to acquire any capital stock of either the Company or Zap.com. Each Seller has, and as of the Closing, shall have, the full right, power and authority to sell, assign, transfer and convey the Company Shares and Zap.com Shares to the Investors as provided herein. As of the Closing, each Seller shall transfer all of its right, title and interest in and to the Company Shares and Zap.com Shares to the Investors free and clear of any Encumbrance.

         Section 3.2 Authorization, Validity and Enforceability. This Agreement and the transactions of the Sellers contemplated hereby have been duly authorized by each Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. The execution, delivery and performance of this Agreement by the Sellers will not violate or result in a default under any provision of any commitment, agreement or instrument to which any Seller is a party or by which any Seller is bound and will not contravene any law (including common law), rule or regulation of any administrative agency or governmental or regulatory body ("Governmental
Authority"), or any order, writ, injunction or decree of any court or Governmental Authority applicable to any Seller.

         Section 3.3 Litigation; Approvals. There are no proceedings pending or, to the knowledge of any Seller, threatened, and there is no order, writ, judgment or decree affecting any Seller which, if adversely determined, would reasonably be expected to have a material adverse effect on the transactions contemplated hereby. No approval by or filing with any Governmental Authority or other person is required for any Seller to enter into or perform this Agreement, except for such as have been received or made and except for any filings under
Schedule 13D or Section 16 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as Sellers may be required to make in connection with this Agreement and the transactions contemplated hereby. The foregoing notwithstanding, the Investors acknowledge that the Sellers and Investors have jointly determined that the transactions contemplated hereby do not require that any party make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and Sellers make no representation or warranty with respect to the applicability of the HSR Act.

         Section 3.4 Capitalization. Based solely on the Lists of Shareholders from the Company's and Zap.com's respective transfer agents, dated as of the date hereof, a copies of which are annexed hereto as Schedule 3.4, the Sellers own approximately 51.300% of the issued and outstanding Company Shares and approximately 1.5% of the issued and outstanding Zap.com Shares. Since March 31, 2009, there has been no change to the Company's or its subsidiaries' authorized capital stock and no capital stock or rights exchangeable or convertible into, or rights to acquire any, shares of capital stock of the Company or its subsidiaries have been issued.

         Section 3.5 Exchange Act Documents. To the actual knowledge of the Sellers, as of their respective dates, none of the Company's and Zap.com's Annual Reports on Form 10-K for the fiscal year ended December 31, 2008, the Company's and Zap.com's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, the Company's Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders dated April 14, 2009 and Zap.com's Information Statement on Schedule 14C for the Annual Meeting of Stockholders dated April 14, 2009, and the Company's and Zap.com's Current Reports on Form 8-K, since January 1, 2009 (collectively, the "Exchange Act Documents"), at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          Section 3.6 No Intermediary; No Payments to Sellers. (1) Other than pursuant to the letter agreement, dated June 17, 2009 (the "Jefferies Engagement Letter"), among Family LP, an affiliate of the Investors and Jefferies & Company, Inc. or one of its designated affiliates, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission upon consummation of the transactions contemplated hereby based upon arrangements made by or on behalf of any Seller, the Company or Zap.com. Any such fee or commission (other than those required to be paid by the Investors in accordance with the Jefferies Engagement Letter), shall be the sole responsibility of the Sellers and shall be paid in full by the Sellers.

          (b) Other than (i) the Purchase Price, (ii) compensation in the ordinary course consistent with past practice for services rendered through the effective date of said termination and/or resignation, and (iii) other benefits that have accrued to Sellers in the ordinary course consistent with past practice under the Zapata Corporation Pension Plan and the 401(k) Plan and which are described on Schedule 3.6(b), no Seller, no immediate family member, affiliate or associate (as each such term is defined in the Exchange Act) of any Seller is entitled to any payment whether for severance, defined benefit, change of control payment or otherwise, arising from or relating to the purchase and sale of the Company Shares and Zap.com Shares or the resignation by such Seller or other person as a director, officer or other capacity of the Company or Zap.com.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF INVESTORS

         Each Investor, individually as to itself and not jointly, represents and warrants to Sellers as of the date hereof and the Closing Date as follows:

         Section 4.1 Validity and Enforceability. This Agreement and the transactions of the Investors contemplated hereby have been duly authorized by each Investor. This Agreement has been duly executed and delivered by each Investor and constitutes the valid and binding obligation of each Investor, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Investor will not violate or result in a default under any provisions of any commitment, agreement or instrument to which such Investor is a party or by which such Investor is bound, and will not contravene any law (including common law), rule or regulation of any Governmental Authority or any order, writ, injunction or decree of any court or governmental Authority applicable to such Investor.

         Section 4.2 Litigation; Approvals. There are no proceedings pending or threatened, and there is no order, writ, judgment or decree affecting such Investor, which, if adversely determined, would have a material adverse effect on the transactions contemplated hereby. No approval by or filing with any Governmental Authority or other party is required for such Investor to enter into or perform this Agreement, except for such as have been received or made and except for any filing on Schedule 13D or Section 16 under the Exchange Act as the Investors may be required to make in connection with the transactions contemplated hereby. The foregoing notwithstanding, the Sellers acknowledge that the Sellers and Investors have jointly determined that the transactions contemplated hereby do not require that any party make filings under the HSR Act, and Investors make no representation or warranty with respect to the applicability of the HSR Act.

         Section 4.3 Certain Securities Law Matters. Each Investor is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act. Each Investor has substantial experience in evaluating and investing in securities in companies similar to the Company and Zap.com so that such Investor is capable of evaluating the merits and risks of such Investor's investment in the Company and Zap.com and has the capacity to protect such Investor's own interests. Each Investor is acquiring the Company Shares and Zap.com Shares being purchased by such Investor for investment for such Investor's own account and not with the view to any public distribution thereof or with any intention of disposing thereof in a manner that would violate the registration requirements of the Securities Act; provided, however, that by making the representations herein, no Investor is required to hold any of the Company Shares and Zap.com Shares being purchased by it for any minimum or other specific term and reserves the right to dispose of the Company Shares and Zap.com Shares being purchased by it at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Each Investor understands that the offer and sale of the Company Shares and Zap.com Shares have not been, and will not be, registered under applicable Federal or state securities laws.

          Section 4.4 No Reliance. Each Investor acknowledges and agrees that, in negotiating and entering into this Agreement, (i) it has not relied on any representations made by the Sellers, the Company, Zap.com, or any director, officer, employee, investment banker, legal counsel or other representative or agent thereof other than those of the Sellers expressly set forth herein, (ii) it has been afforded the opportunity to do a due diligence review of the business and affairs of the Company and Zap.com, including to ask such questions of the Company and Zap.com, as it deems appropriate and material to the transactions contemplated hereby and that its requests for information and questions have been addressed to its satisfaction, and (iii) it has not relied on the Sellers, the Company, Zap.com or any director, officer, employee, investment banker, legal counsel or other representative or agent thereof with respect to the sufficiency of its due diligence or the information provided to it and has relied on its own expertise and judgment in deciding the sufficiency thereof. The Investors understand and acknowledge that the Sellers have received material non-public information regarding the Company, Company Shares, Zap.com and Zap.com Shares. Each Investor hereby represents and warrants that it is financially sophisticated with respect to the Company, Company Shares, Zap.com and Zap.com Shares; it is capable of evaluating the risks associated with a transaction involving the Company, Company Shares, Zap.com and Zap.com Shares, including the risk of transacting on the basis of information that may be materially different from the information available to the Sellers, and that it is capable of sustaining any loss that may result from engaging in such a transaction on such basis without material injury. In light of the foregoing, each Investor hereby waives any and all claims (including, without limitation, any and all claims under any applicable securities law) it may have or may hereafter acquire against the Sellers relating to any failure by the Sellers to disclose to the Investors in connection with the Investors' purchase of the Company Shares and Zap.com Shares pursuant hereto any information which may be considered to be material non-public information in respect of the Company, Company Shares, Zap.com and Zap.com Shares.

         Section 4.5 No Intermediary. Other than pursuant to the Jefferies Engagement Letter, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Investor.

                                    ARTICLE 5
                              CONDITIONS TO CLOSING

         Section 5.1 Investors' Conditions. The obligation of the Investors hereunder to purchase the Company Shares and Zap.com Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of the following conditions, provided that these conditions are for the Investors' sole benefit and may be waived by the Investors at any time in their sole discretion by providing the Sellers with prior written notice thereof:

                  5.1.1 Representations and Warranties. Except as otherwise contemplated or permitted hereby, (a) the representations and warranties of the Sellers contained in this Agreement or in any certificate or document to be delivered to the Investors pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall be true and correct in all material respects as of such date, and (b) each of the Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by the Sellers prior to or on the Closing Date, including but not limited to the requirements of each Seller to deliver all of the Company Shares and Zap.com Shares set forth on Schedule I to the Investors.

                  5.1.2 No Actions. No action, suit or proceeding by any court or Governmental Authority shall be pending, no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened against any of the Investors, the Sellers, the Company or Zap.com or any of their respective principals, trustees, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

                  5.1.3 Consents. All consents, approvals and authorizations of Governmental Authority and all filings with and notifications of Governmental Authority or other entities which regulate the business of the Company and Zap.com necessary to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or effected.

                  5.1.4 No Material Adverse Change. There shall have been no material adverse change since the date hereof in the business, assets, financial condition, results of operations or prospects of the Company or Zap.com, including that nothing has occurred (other than the transactions contemplated hereunder) since the date of Company's and Zap.com's most recent Exchange Act Documents that would be required to be disclosed in such Exchange Act Documents and no agreement entered into (other than this Agreement) that would be required to be filed as an exhibit to any Exchange Act Documents.

                  5.1.5 Election of Directors; Resignations. Philip A. Falcone and Corrine J. Glass shall have been elected as members of the Board of Directors of the Company (as Class II directors). The number of members of the boards of directors of the Company and Zap.com shall remain at seven and one, respectively. The resignations of Avram A. Glazer, Edward S. Glazer, Darcie S. Glazer and Bryan G. Glazer contemplated by
         Section 6.3 shall have occurred.

                  5.1.6  Capitalization.  Sellers  shall have  delivered  to the
         Investors a record list of shareholders, prepared by the transfer agent of the Company and dated as of the date of Closing (the "Shareholder List"), which Shareholder List confirms that the Company Shares and Zap.com Shares set forth on Schedule I represent the same percentage of issued and outstanding Company Shares (subject only to the exercise of options by persons other than the Sellers) on the Closing Date as such shares represent on the date hereof. Since March 31, 2009, there shall have been no change to the Company's or its subsidiaries' authorized capital stock and no capital stock or rights exchangeable or convertible into, or rights to acquire any, shares of capital stock of the Company or its subsidiaries shall have been issued.

                  5.1.7 Sale of Shares Held by Other Glazer Family Members. The persons listed on Schedule III shall have entered into one or more binding agreements with the Investors, in form and substance reasonably acceptable to each party thereto, providing for the sale of the Company Shares set forth on Schedule III at a price per Company Share equal to the Purchase Price which purchase and sale shall occur concurrently with the Closing.

         Section 5.2 Sellers' Conditions. The obligation of the Sellers hereunder to sell to the Investors the Company Shares and Zap.com Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Sellers' sole benefit and may be waived by the Sellers at any time in their sole discretion by providing the Investors with prior written notice thereof:

                  5.2.1 Representations and Warranties. Except as otherwise contemplated or permitted hereby, (a) the representations and warranties of each of the Investors contained in this Agreement or in any certificate or document to be delivered to the Sellers by each of the Investors pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall be true and correct in all material respects as of such date, (b) each of the Investors shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by the Investors prior to or on the Closing Date, and (c) the Purchase Price shall have been delivered to the Sellers.

                  5.2.2 No Actions. No action, suit or proceeding by any court or governmental Authority shall be pending, no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened against the Sellers, the Company, Zap.com or the Investors or any of their respective general partners, principals, trustees, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

                  5.2.3 Consents. All consents, approvals and authorizations of Governmental Authorities and all filings with and notifications of Governmental Authorities or other entities which regulate the businesses of the Company and Zap.com necessary to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or effected.

                                    ARTICLE 6
                                    COVENANTS

         Section 6.1 Efforts. Between the date of this Agreement and the Closing Date, Family LP will, and will cause Sellers to, and the Investors will use their respective reasonable best efforts to cause the conditions in Section 5.1 and 5.2, respectively, to be satisfied, including but not limited to causing the election to the boards of directors of the nominees of the Investors named in
Section 5.1.5 as promptly as practicable.

         Section 6.2 Proxies. Each Seller hereby grants to Harbinger Capital Partners LLC (the "Investor Representative") a proxy to vote all Company Shares and Zap.com Shares owned by each Seller for the election of three (3) individuals to the Board of Directors of the Company, one of whom shall be Avram
A. Glazer and two (2) of whom shall be as directed by the Investor Representative. Each Seller agrees that this proxy shall be irrevocable during the term of this Agreement and is coupled with an interest. Each Seller will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and no Seller shall take any action which is inconsistent with the proxy granted hereby. Each Seller hereby revokes any proxy previously granted by such Seller with respect to any Company Shares or Zap.com Shares.

         Section 6.3 Resignations. Concurrently with the Closing, the Sellers shall use their best efforts to cause each of Avram A. Glazer, Edward S. Glazer, Darcie S. Glazer and Bryan G. Glazer and each Seller and every person who is an immediate family member of a Seller or who is an affiliate or associate of a Seller who is an officer or director of the Company or Zap.com shall have resigned from each position held by such person without any continuing benefits (other than compensation for services rendered through the effective date of said resignation and benefits that have accrued under the Zapata Corporation Pension Plan and the Company's 401(k) Plan), severance obligations or other similar obligations or liabilities of the Company or Zap.com. Notwithstanding the foregoing, all options to purchase Company Shares or Zap.com Shares held by any such person (other than Avram Glazer, who shall terminate his options, if any, in the Company and Zap.com without cost) shall remain outstanding.

         Section 6.4 Transfer Restrictions. Each Seller agrees not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit-sharing arrangement) with respect to the Transfer of any of such Seller's Company Shares or Zap.com Shares other than pursuant to the terms hereof, (b) enter into any voting arrangement or understanding with respect to such Seller's Company Shares or Zap.com Shares (other than this Agreement), whether by proxy, voting agreement or otherwise, or (c) take any action that could make any of its representations or warranties contained herein untrue or incorrect in any material respect or would have the effect of preventing, delaying or disabling such Seller from performing any of its obligations hereunder.

         Section 6.5 Additional Documents. The parties hereto will, at any time after the date hereof, sign, execute and deliver, or cause others so to do, all such powers of attorney, deeds, assignments, documents and instruments (in form and substance reasonably acceptable to the parties hereto), and do or cause to be done all such other acts and deeds as may be necessary or proper to carry out the transactions contemplated by this Agreement.

         Section 6.6   Covenants.

                  (a) From the date hereof until the Closing, the Sellers shall not, and shall cause the Company not to, (i) operate or take any action (corporate or otherwise) of the Company or its subsidiaries outside the ordinary course of business; (ii) declare, pay or set aside funds for the payment of any dividends or any other distribution or payment in respect of the capital stock of the Company and its subsidiaries; (iii) change the Company's or its subsidiaries' authorized capital stock or issue any capital stock or rights exchangeable or convertible into, or rights to acquire any, shares of capital stock of the Company or its subsidiaries; (iv) amend the Articles of Incorporation or bylaws of the Company or its subsidiaries; (v) grant any registration rights of the Company or its subsidiaries; (vi) purchase, redeem, retire or otherwise acquire any shares of any capital stock of the Company or its subsidiaries; (vii) enter into or amend the terms of any transactions between the Company or any of its subsidiaries and any immediate family member, affiliate or associate of the Sellers; (viii) sell, lease, or otherwise dispose of any asset or property of the Company or its subsidiaries; or (ix) enter into any loan, mortgage or pledge, or impose any lien or other encumbrance on any asset or property of any Company or its subsidiaries or (x) enter into any agreement or commitment to do any of the foregoing. Without limiting the foregoing, from the date hereof until Closing, no Seller shall (1) vote on or consent to any matter in his or its capacity as a stockholder of the Company or Zap.com except as specifically contemplated by Section 6.2, or (2) take any action as a member of the board of directors of the Company or Zap.com other thanan action (x) that will not result in a failure of any condition set forth in Section 5.1 of this Agreement and (y) such Seller is advised by counsel he or she must take such action or be in breach of his or her fiduciary duty as a director.

                  (b) Within two business days of the date hereof, Sellers shall make such filings as are required of them under the Exchange Act, including but not limited to making amendments to the filings on Schedule 13D and under
Section 16 of the Exchange Act of each Seller, in each case, describing the terms and conditions of this Agreement required thereby or otherwise necessary to permit the Company to prepare and mail its proxy materials as contemplated below. Sellers shall cause the Company to (i) reconvene its adjourned meeting of shareholders, and (ii) prepare and mail a notice of meeting and revised proxy materials, in each case, in a manner that provides for the election of directors of the Company as contemplated by this Agreement. The Sellers shall use their best efforts to cause the Company to (x) take such actions as promptly as practicable and, in any event, to cause the Company to mail such notice of meeting and proxy materials within four business days of the date hereof and (y) hold such meeting of shareholders within ten business days following such mailing. The Sellers shall provide the Investor Representative a reasonable opportunity to review and comment on the amendments to its filings on Schedule 13D and under Section 16 prior to the filing thereof and shall endeavor to give the Investor Representative an opportunity to review and comment on the Company's proxy materials described above. The Sellers shall reasonably consider revising such documents to incorporate the comments of the Investor Representative.

                                    ARTICLE 7
                                  MISCELLANEOUS

         Section 7.1 Survival of Agreements. All the representations, warranties and covenants made herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Company Shares and Zap.com Shares pursuant hereto; provided, however, that the representation and warranty set forth in Section 3.5 shall only survive for a period of 120 days from and after the Closing Date.

         Section 7.2 Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby and the expenses of Jefferies & Company, Inc. shall be paid pursuant to the Jefferies Engagement Letter.

         Section 7.3 Notices. All notices, requests, consents, or other communication hereunder shall be in writing and shall be delivered personally or reputable overnight courier, in the case of the Investors, to c/o Harbinger Capital Partners LLC, 555 Madison Avenue, 16th Floor, New York, NY 10022,
Attention: General Counsel, with a copy to Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022, Attention: Lynn Toby Fisher and Derek Stoldt, and, in the case of the Sellers, to c/o Malcolm I. Glazer Family Limited Partnership, 5 Middle Road, Palm Beach, FL 33480, Attention: Avram A. Glazer, with a copy to Harris Beach PLLC, 99 Garnsey Road, Pittsford, NY 14534, Attention: Thomas E. Willett and Patrick J. Dalton.

         Section 7.4 Captions and Section Headings. As used herein, captions and section headings are for convenience only and are not a part of this Agreement and shall not be used in construing it.

         Section 7.5 Entire Agreement. This Agreement and the other documents delivered pursuant hereto and thereto, or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof.

         Section 7.6 Termination; Amendment. This Agreement may be specifically enforced by either party if such party is not in material breach of this Agreement. This Agreement may be terminated at any time after December 16, 2009 by either party (acting through the Investor Representative or the Family LP, as applicable), by notice given to the other party, if the Closing has not occurred by December 16, 2009 unless failure to close is by reason of the breach of this Agreement by the party seeking to terminate, and upon such termination neither the Investors nor the Sellers shall have any obligation or liability hereunder (except for damages arising out of any such breach). This Agreement may be amended, supplemented or interpreted at any time, but only by a written agreement executed by the parties hereto. For purposes of this Section 7.6, the "parties" shall mean the Investors (individually and together), on the one hand, and the Sellers (individually and together) on the other.

         Section  7.7   Counterparts.   This   Agreement   may  be  executed  in
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         Section 7.8 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         Section 7.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Investors, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto, except that any Investor may assign its rights but not its obligations to an affiliate thereof.

         Section 7.10 Governing Law. This Agreement, and all matters arising directly or indirectly hereunder, shall be governed by the laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT.





                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the Investors and the Sellers have duly executed this Share Purchase Agreement as of the date first written above.

                            SELLERS:

                            The Malcolm I. Glazer Family Limited Partnership


                            By: Linda Glazer, President
                                -------------------------------
                                /s/LINDA GLAZER


                            /s/LINDA GLAZER AS POWER OF ATTORNEY FOR
                               MALCOLM GLAZER
                            ------------------------------------------------
                            Malcolm I. Glazer



                            /s/AVRAM A. GLAZER
                            -----------------------------------
                            Avram A. Glazer


                            /s/LINDA GLAZER
                            -----------------------------------
                            Linda Glazer

                            INVESTORS:

                            HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
                            By: Harbinger Capital Partners LLC, its investment manager



                            By: /s/PHILIP A. FALCONE
                                -------------------------------
                                Name:  Philip A. Falcone
                                Title: Senior Managing Director


                            HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
                            By: Harbinger Capital Partners Special Situations GP, LLC, its general partner



                            By: /s/PHILIP A. FALCONE
                                -------------------------------
                                Name:  Philip A. Falcone
                                Title: Senior Managing Director




                            GLOBAL OPPORTUNITIES BREAKAWAY LTD.
                            By: Global Opportunities Breakaway Management, L.P., its investment manager



                            By: /s/PHILIP A. FALCONE
                                -------------------------------
                                Name:  Philip A. Falcone
                                Title: Senior Managing Director

                                   SCHEDULE I

                            SELLERS, SHARE OWNERSHIP,
                 ALLOCATION OF PROCEEDS AND ACCOUNT INFORMATION

                                                                 Allocation
                      Number of     Allocation of    Number of   of Proceeds    Total
                      Company       Proceeds of      Zap.com     of Zap.com     Allocation       Account
Name of Seller        Shares        Company Shares   Shares      Shares         of Proceeds      Information
--------------        ------        --------------   ------      ------         -----------      -----------

The Malcolm I.        9,813,112     $73,598,340.00    707,907      $1.00        $73,598,341.00
Glazer Family
Limited Partnership

Linda Glazer              6,400         $48,000.00          0      $0               $48,000.00

Malcolm Glazer           28,052        $210,390.00          0      $0              $210,390.00

Avram Glazer             41,120        $308,400.00     50,000      $1.00           $308,401.00
------------------------------------------------------------------------------------------------------------

Total                 9,888,684     $74,165,130.00    757,907      $2.00        $74,165,132.00

                                   SCHEDULE II

                         INVESTORS, PURCHASED SHARES AND
                          ALLOCATION OF PURCHASE PRICE


                                      Purchase                   Purchase
                         Number of    Price          Number of   Price
                         Company      of Company     Zap.com     of Zap.com   Total Purchase
Name of Investor         Shares       Shares         Shares      Shares       Price
----------------         ------       ------         ------      ------       --------------

Harbinger Capital        3,296,228    $24,721,710    252,636     $0.67        $24,721,710.67
Partners Master Fund
I, Ltd.

Harbinger Capital        3,296,228    $24,721,710    252,636     $0.67        $24,721,710.67
Partners Special
Situations Fund, L.P.

Global Opportunities     3,296,228    $24,721,710    252,635     $0.66        $24,721,710.66
Breakaway Ltd.
---------------------------------------------------------------------------------------------

                                  SCHEDULE III

                        SALE OF SHARES BY FAMILY MEMBERS


                                                  Allocation of Proceeds of
Name of Seller        Number of Company Shares    Company Shares
--------------        ------------------------    -------------------------

Bryan Glazer               24,737                    $185,527.50

Edward Glazer              12,442                     $93,315.00

Joel Glazer                12,099                     $90,742.50

                                 Schedule 3.6(b)
                                 ---------------


Avram Glazer has accumulated a benefit under the Zapata Corporation Pension Plan. As of December 31, 2008, the present value of the accumulated benefit for Mr. Glazer under the Zapata Corporation Pension Plan was $155,852.